UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2013

LIGAND PHARMACEUTICALS INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	001-33093	77-0160744
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11119 North Torrey Pines Road, Suite 200, La Jolla, California 92037
(Address of principal executive offices) (Zip Code)

(858) 550-7500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On August 13, 2013, our wholly-owned subsidiary CyDex Pharmaceuticals, Inc. entered into a License Agreement with privately-held CURx Pharmaceuticals, Inc. granting CURx an exclusive worldwide license for the development and commercialization of our Captisol-enabled™ Topiramate Injection for the treatment of partial onset or primary generalized tonic-clonic seizures in hospitalized epilepsy patients who are unable to take oral topiramate. Under the terms of the License Agreement, we will be eligible to receive more than $21 million in potential net milestone payments and a tiered net royalty of 6% to 7.5% on future net sales. And, we could receive revenue from the shipment of Captisol® to CURx for clinical and commercial activities.

The Captisol-enabled formulation of Topiramate Injection was initially developed at, and is exclusively licensed by CyDex from, the University of Minnesota. Topiramate is sold by Janssen Pharmaceuticals, Inc. under the trade name Topamax® and is currently only available in oral formulations. The Captisol-enabled Topiramate Injection formulation is designed to provide an intravenous or intramuscular option for hospitalized epilepsy patients unable to use oral topiramate.

A successful Phase 1 clinical trial of Captisol-enabled Topiramate Injection has already been completed, and CURx has advised us that it intends to commence a Phase II clinical trial during 2014.

In July 2013, the U.S. Food and Drug Administration granted orphan-drug designation to Captisol-enabled Topiramate Injection.

Captisol® is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED

Date:    August 14, 2013
By:     /s/ Charles S. Berkman
Name: Charles S. Berkman
Title: Vice President, General Counsel and Secretary